EXHIBIT 2.1

              PARTIAL ASSIGNMENT OF CONTRACT AND GUARANTEE BETWEEN
         PETROHUNTER ENERGY CORPORATION, PETROHUNTER OPERATING COMPANY
                  AND MAB RESOURCES LLC, DATED MARCH 21, 2007







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                         PARTIAL ASSIGNMENT OF CONTRACT
                                  AND GUARANTEE


         THIS PARTIAL ASSIGNMENT OF CONTRACT AND GUARANTEE ("Agreement") between PetroHunter Energy Corporation ("PetroHunter"), PetroHunter Operating Company ("PetroHunter Operating") (collectively, the "Assignor") and MAB Resources LLC ("Assignee") is dated March 21, 2007, to be effective January 1, 2007 (the "Effective Date"). The Assignor and the Assignee may be referred to singly or collectively herein as the "Parties."

                                    RECITALS

         WHEREAS the Assignor has entered into a Purchase and Sale Agreement with Dolphin Energy Corporation ("Dolphin") and Galaxy Energy Corporation ("Galaxy") (Galaxy and Dolphin being collectively referred to herein as "Sellers") dated December 29, 2006 (the "PSA") to acquire all of the Seller's interests in the Properties (as such term is defined in the PSA); and

         WHEREAS the Assignor desires to make a partial assignment of the PSA as set forth in this Agreement, and the Assignee agrees to accept such partial assignment, in order for the Assignee to acquire an assignment from Sellers of an undivided forty-five percent (45%) interest in the Properties pursuant to the PSA.

         NOW, THEREFORE, based on the above and in consideration of the covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. ASSIGNMENT.

1.1       PARTIAL ASSIGNMENT OF RIGHTS AND OBLIGATIONS.

          (a) ASSIGNMENT. In consideration for: (i) Assignee's acceptance and assumption of the entirety of the Assignor's obligation pursuant to Section 2.2(b) of the PSA, as well as Assignee's assumption of all other obligations related thereto; (ii) Assignee's indemnification of the Assignor as set forth in this Agreement; (iii) Assignee's guaranty of certain of Assignor's obligations to third parties; and (iv) other valuable and adequate consideration, Assignor hereby agrees to assign to Assignee, and Assignee hereby accepts, the assignment of that portion of the PSA to the extent of Assignor's right to purchase an undivided forty-five percent (45%) of the Sellers' interest in the Properties pursuant to Section 2.1(a) of the PSA, to be assigned to Assignee in the form of Exhibit C to the PSA. Assignee shall assume and indemnify and hold Assignor harmless for, and shall be responsible and liable to Sellers for, the obligations of Assignor under the PSA for Assignor's performance under Section 2.2(b) of the PSA and to the extent of said 45% undivided interest.

         (b) CONSENTS. As a condition precedent to this Agreement being effective, the Parties shall obtain all necessary regulatory approvals, if any, prior to the Closing under the PSA.


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                       2. REPRESENTATIONS AND WARRANTIES

2.1      EACH PARTY.  Each Party represents to the other Parties that:

        (a) AUTHORITY. They each have the authority to enter into this Agreement in the name, title and capacity herein stated with full and lawful authority on behalf of their respective principals including a current authorization by their respective boards of directors or managers approving the execution and delivery of this Agreement;

         (b) NO DEFAULT. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which a Party is a party, nor violate any order, writ, injunction, decree, statute, rule or regulation applicable to a Party;

         (c) NO ACTION. No order has been entered, or remains in effect at the Effective Date, in any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the assignment of the Assignor's obligations and rights pursuant to the PSA, or the assignment and acceptance by Assignee of the Assignor's contractual rights pursuant to this Agreement, and no order has been entered, or remains in effect at the Effective Date which seeks to recover damages from the Assignor or the Assignee resulting therefrom; and

         (d) ENFORCEABILITY. This Agreement constitutes the legal, valid and binding obligation of the Party, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

                     3. RECORDS; JOINT OPERATING AGREEMENT.

         3.1 INSPECTION OF FILES. Prior to the Closing of the PSA, the Assignor shall provide cooperation and assistance to the Assignee, as required, in order for the Assignee to conduct a full inspection of the Records (as such term is defined in the PSA) of Sellers. Assignee agrees that Assignor will retain custody of the Records, and Assignor agrees to give full access to the Records during such time that the Records are in the Assignor's custody.

         3.2 JOINT OPERATING AGREEMENT. Simultaneously with the Closing under the PSA the Parties shall execute and deliver the form of AAPL 610-1989 Model Form Operating Agreement (the "Operating Agreement") attached hereto as Exhibit
A. The Operating Agreement shall constitute the Parties exclusive agreement in regard to the operation of the Properties. In the event of any conflict between this Agreement and the Operating Agreement, this Agreement shall prevail to the extent of any such conflict.

                                 4. TERMINATION

4.1 BREACH. If any Party breaches this Agreement, the non-breaching Party shall notify the breaching Party in writing of the breach, including all particulars regarding the alleged basis for the breach. The notified Party shall have thirty
(30) days from  receipt


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of such  written  notice to cure or correct the alleged  breach.  Such  notified
Party shall commence all reasonable and necessary steps to correct the breach within the thirty (30) day period and shall thereafter diligently pursue the matter until the breach has been corrected. If at the end of such period the alleged breach has not been adequately corrected, then this Agreement shall be subject to termination by written notice from the non-breaching Party, and the non-breaching Party shall have the right to take appropriate action to recover damages and seek other remedies available at law or equity.

                        5. INDEMNIFICATION AND GUARANTY.

5.1 ASSIGNEE INDEMNIFICATION OF ASSIGNOR. Assignee shall fully protect, indemnify, and defend Assignor, its officers, agents and employees and hold them harmless from any and all claims, losses, damages, demands, suits, causes of action, and liabilities (including attorneys' fees, costs of litigation and investigation costs associated therewith) (collectively referred to as "Claims") relating to or arising out of: (a) the Seller's breach of the PSA, including any breach of representation or covenant of the Seller; (b) the termination of the PSA, inasmuch as such Claims are not included within the Assignee's guaranty in
Section 5.2 herein; (c) the Assignor's obligations to "Buyers" (as such term is defined in the Registration Rights Agreement) pursuant to the "Registration Rights Agreement" (as such term is defined in the PSA); and (d) the Assignor's obligations to the "Lenders" (as such term is defined in the Subordination Agreement) with respect to the "Subordination Agreement" (as such term is defined in the PSA).

5.2 ASSIGNEE GUARANTY OF NOTE. In the event Assignor receives the Note pursuant to Section 2.3 of the PSA, the Assignee hereby guarantees the payment of principal and interest payable to Assignor pursuant to the Note. The guarantee provided pursuant to this Section is provided solely for the benefit of the Assignor as consideration given pursuant to this Agreement, is not intended to benefit any third party, and is not assignable to any third party.

                                6. MISCELLANEOUS

6.1 TERM. This Agreement shall continue in effect until the obligations of the Parties pursuant to this Agreement have been fully performed, unless the context of a particular provision indicates by its context that it should survive such termination. The termination of this Agreement shall not relieve any Party of any expense, liability or other obligation, or any remedy therefor, which has accrued or attached prior to the date of such termination

6.2 PRESS RELEASES; CONFIDENTIALITY. The Parties shall consult each other with respect to any press release or public announcement concerning this Agreement and the transaction contemplated hereby, and, except as required by, or pursuant to applicable law, or the applicable rules and regulations of any governmental body or stock exchange, neither Party shall issue any press release or public announcement without the prior written consent of the other Party, and each Party shall keep this Agreement and its contents confidential.


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6.3 ASSIGNABILITY.  This Agreement is personal in nature and may not be assigned by a Party or Parties without the prior written consent of the non-assigning Party or Parties, which consent shall not be unreasonably withheld. Any assignment of this Agreement shall be made specifically subject to the terms and conditions of this Agreement and any assignee shall agree in writing to be bound by the terms of this Agreement.

6.4 SUCCESSORS AND ASSIGNS. This Agreement, and all the rights, titles, interests, requirements, covenants, obligations, terms and conditions set forth herein, shall be binding upon, and inure to the benefit of, the Parties hereto and their respective partners, parties of interests, beneficiaries, heirs, representatives, trustees, and permitted successors and assigns.

6.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, by facsimile or by delivery of original copy, no one of which need be executed by all the Parties hereto.

6.6 PARTIAL INVALIDITY. The invalidity or unenforceability of any particular provision of this Agreement or any of the documents collateral to it will not affect the other provisions hereof or thereof, and the Agreement and any of the documents collateral to it will be construed in all respects as if such invalid or unenforceable provisions were omitted.

6.7 NOTICES. Except as otherwise provided above, all notices required under this Agreement will be given in writing and delivered in person, by United States certified mail return receipt requested, courier service, facsimile, telecopy or e-mail addressed to each of the Parties at the addresses listed below:

    PetroHunter Energy Corporation       MAB Resources LLC
    1875 Lawrence, Suite 1400            1875 Lawrence, Suite 1400
    Denver, CO  80202                    Denver, CO  80202
    Attention:  David E. Brody, Vice     Attention:  Marc A. Bruner, Managing
    President and General Counsel        Member
    Telephone:        (303) 893-1800     Telephone:        (303) 893-1800
    Telecopy:         (303) 572-8927     Telecopy:         (303) 572-8927

    PetroHunter Operating Company
    1875 Lawrence, Suite 1400
    Denver, CO  80202
    Attention:  David E. Brody, Vice
    President and General Counsel
    Telephone:        (303) 893-1800
    Telecopy:         (303) 572-8927

Any notice delivered in person, by courier service, facsimile or telecopy shall be deemed given when received by the Party to whom it is addressed. Each Party has the right to change its address by giving written notice thereof to the other Parties.

6.8 GOVERNING LAW. The laws of the State of Colorado shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties, without regard to the principles of conflicts of laws, including, but


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not limited to, matters of performance,  non-performance,  breach, remedies, and procedures. The laws of the State of Colorado shall govern the validity, construction and interpretation of any conveyances executed pursuant to this Agreement. Forum and venue shall be exclusively in state or federal court in Denver, Colorado.

6.9 ENTIRE AGREEMENT. The Parties agree and understand that this Agreement and all of its exhibits constitute their entire agreement among the Parties respecting the subject matter of the transactions contemplated hereby and that there are no other agreements among them other than the terms and conditions contained herein.

6.10 NO THIRD PARTY BENEFICIARIES. This Agreement is intended to benefit only the Parties hereto and their respective successors and assigns.

6.11 NECESSARY DOCUMENTS. The Parties further agree to prepare, execute and deliver all such other documents that may be reasonably necessary to fully effectuate all the terms and conditions herein required.

         THIS PARTIAL ASSIGNMENT OF CONTRACT AND GUARANTEE is executed by each Party to be in effect upon the Effective Date.

PETROHUNTER ENERGY CORPORATION              MAB RESOURCES LLC


By: /s/ CARMEN J. LOTITO                    By:  /s/ MARC A. BRUNER
-----------------------------------            ---------------------------------
Carmen J. Lotito, CFO                          Marc A. Bruner, Managing Member


PETROHUNTER OPERATING COMPANY


By:  /s/ DAVID E. BRODY
   ----------------------------------------
   David E. Brody, Vice President
   and General Counsel







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